Exhibit 99.1
AETNA AND COVENTRY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2011, and for the nine months ended September 30, 2012, combine the historical consolidated statements of income of Aetna Inc. ("Aetna") and Coventry Health Care, Inc. ("Coventry"), giving effect to the merger of a wholly owned subsidiary of Aetna ("Merger Sub") with and into Coventry (which is referred to as the merger) as if it had occurred on the first day of each period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2012, combines the historical consolidated balance sheets of Aetna and Coventry, giving effect to the merger as if it had occurred on September 30, 2012. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•
separate historical financial statements of Aetna as of, and for the year ended, December 31, 2011, and the related notes included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2011;

•
separate historical financial statements of Coventry as of, and for the year ended, December 31, 2011, and the related notes included in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2011;

•
separate historical financial statements of Aetna as of, and for the nine months ended, September 30, 2012, and the related notes included in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012; and

•
separate historical financial statements of Coventry as of, and for the nine months ended, September 30, 2012, and the related notes included in Coventry’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.

The unaudited pro forma condensed combined financial information has been prepared by Aetna using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. Aetna has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The proposed merger has not yet received the necessary approvals from governmental authorities, and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (which is referred to as the HSR Act) and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what Aetna can learn about Coventry. The assets and liabilities of Coventry have been measured based on various preliminary estimates using assumptions that Aetna believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

Aetna intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with Financial Accounting Standards Board Accounting Standards Codification (which is referred to as ASC) 805, Business Combinations, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Aetna and Coventry would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following completion of the merger and also does not reflect any related restructuring and integration charges to achieve those cost savings. Material intercompany transactions between Aetna and Coventry during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (refer to Note 7. Income Statement Pro Forma Adjustments and Note 8. Balance Sheet Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Year Ended December 31, 2011

(Millions, except per common share data)	Aetna	Coventry	Disposition (Note 6)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Revenue:
Health care and other premiums	$28,965.0	$11,015.0	$(138.4)	$—		$39,841.6
Fees and other revenue	3,884.0	1,191.3	—	(21.7)	(a)	5,053.6
Net investment income	930.8	69.4	(.8)	(42.2)	(b)(c)	957.2
Total revenue	33,779.8	12,275.7	(139.2)	(63.9)		45,852.4
Benefits and expenses:
Health care costs and benefits	23,530.0	9,324.9	(125.2)	—		32,729.7
Selling, general and administrative expenses	6,925.1	1,993.6	(14.5)	23.4	(a)(d)(e)	8,927.6
Interest expense	246.9	99.1	—	18.5	(g)	364.5
Total benefits and expenses	30,702.0	11,417.6	(139.7)	41.9		42,021.8
Income before income taxes	3,077.8	858.1	.5	(105.8)		3,830.6
Income tax expense	1,092.1	315.0	.2	(37.0)	(h)	1,370.3
Net income	$1,985.7	$543.1	$.3	$(68.8)		$2,460.3

Earnings per common share:
Basic	$5.33	$3.75				$5.79
Diluted	$5.22	$3.70				$5.69

Weighted-average shares:
Basic	372.5	144.8		(92.5)	(i)	424.8
Diluted	380.2	146.7		(94.4)	(i)	432.5

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Nine Months Ended September 30, 2012

(Millions, except per common share data)	Aetna	Coventry	Disposition (Note 6)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Revenue:
Health care and other premiums	$23,029.3	$9,764.6	$(151.1)	$—		$32,642.8
Fees and other revenue	2,959.3	936.6	—	(12.5)	(a)	3,883.4
Net investment income	678.8	53.5	(.8)	(27.4)	(b)(c)	704.1
Total revenue	26,667.4	10,754.7	(151.9)	(39.9)		37,230.3
Benefits and expenses:
Health care costs and benefits	19,124.6	8,441.6	(135.0)	—		27,431.2
Selling, general and administrative expenses	5,096.3	1,644.8	(14.0)	(8.3)	(a)(d)(e)(f)	6,718.8
Interest expense	192.2	74.9	—	14.2	(g)	281.3
Total benefits and expenses	24,413.1	10,161.3	(149.0)	5.9		34,431.3
Income before income taxes	2,254.3	593.4	(2.9)	(45.8)		2,799.0
Income tax expense	786.5	225.7	(1.0)	(19.5)	(h)	991.7
Net income	$1,467.8	$367.7	$(1.9)	$(26.3)		$1,807.3

Earnings per common share:
Basic	$4.29	$2.65				$4.58
Diluted	$4.23	$2.64				$4.52

Weighted-average shares:
Basic	342.2	137.0		(84.7)	(i)	394.5
Diluted	347.2	137.7		(85.4)	(i)	399.5

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Balance Sheet
As of September 30, 2012

(Millions)	Aetna	Coventry	Disposition (Note 6)	Pro Forma Adjustments (Note 8)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$638.2	$1,262.1	$(10.0)	$(948.1)	(a)	$942.2
Investments	2,544.2	165.8	—	—		2,710.0
Premiums and other receivables, net	1,803.5	1,304.5	(35.0)	(1.4)	(b)	3,071.6
Other current assets	1,250.1	192.2	(.9)	29.6	(c)	1,471.0
Total current assets	6,236.0	2,924.6	(45.9)	(919.9)		8,194.8
Long-term investments	18,817.1	2,563.6	—	(375.0)	(a)	21,005.7
Goodwill	6,211.9	2,590.5	(3.0)	1,035.0	(d)	9,834.4
Intangibles	851.2	335.1	—	964.9	(e)	2,151.2
Other long-term assets	2,257.8	292.9	—	(87.1)	(a)(f)	2,463.6
Separate Accounts assets	5,464.4	—	—	—		5,464.4
Total assets	$39,838.4	$8,706.7	$(48.9)	$617.9		$49,114.1

Liabilities and shareholders' equity:
Current liabilities:
Health care costs payable and unpaid claims	$3,559.8	$1,503.7	$(35.6)	$—		$5,027.9
Short term debt	70.0	—	—	500.0	(g)	570.0
Accrued expenses and other current liabilities	4,646.7	604.4	(13.3)	135.4	(b)(h)	5,373.2
Total current liabilities	8,276.5	2,108.1	(48.9)	635.4		10,971.1
Long-term debt, less current portion	4,615.6	1,585.1	—	2,193.0	(i)	8,393.7
Other long-term liabilities	10,585.1	387.2	—	229.8	(j)	11,202.1
Separate Accounts liabilities	5,464.4	—	—	—		5,464.4
Total liabilities	28,941.6	4,080.4	(48.9)	3,058.2		36,031.3
Shareholders' equity:
Common stock and additional paid-in-capital (1)	1,073.5	48.5	(9.5)	2,234.0	(k)	3,346.5
Retained earnings	10,712.2	4,499.1	10.2	(4,595.6)	(l)	10,625.9
Accumulated other comprehensive loss	(888.9)	78.7	(.7)	(78.7)	(m)	(889.6)
Total shareholders' equity	10,896.8	4,626.3	—	(2,440.3)		13,082.8
Total liabilities and shareholders' equity	$39,838.4	$8,706.7	$(48.9)	$617.9		$49,114.1

(1)
On an historical basis, share information of Aetna is as follows: 2.6 billion shares authorized; 334.5 million shares issued and outstanding. On a pro forma combined basis, share information is as follows: 2.6 billion shares authorized; 386.8 million shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 8. Balance Sheet Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On August 19, 2012, Aetna, Merger Sub and Coventry entered into the Agreement and Plan of Merger (which, as amended, is referred to as the merger agreement), pursuant to which, subject to the terms and conditions set forth in the merger agreement, Coventry will become a wholly owned subsidiary of Aetna. Upon completion of the merger, each share of Coventry common stock issued and outstanding will be converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share.

At completion of the merger, each option to purchase shares of Coventry common stock outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, with a per share exercise price less than the sum of (a) $27.30 and (b) the product of the Aetna closing price multiplied by 0.3885 (which sum is referred to as the equity award cash consideration and which options are referred to as in-the-money options), will be cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (x) the excess of (i) the equity award cash consideration over (ii) the applicable per share exercise price of that in-the-money option multiplied by (y) the total number of shares of Coventry common stock underlying that in-the-money option. The average of the volume weighted averages of the trading prices for Aetna common shares on the New York Stock Exchange for each of the five trading days ending on the trading day that is two trading days prior to the completion of the merger is referred to as the Aetna closing price.

During the 60-day period following the date of the merger agreement, Aetna and Coventry discussed the treatment of each option to purchase shares of Coventry common stock outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, with a per share exercise price greater than or equal to the equity award cash consideration (which options are referred to as underwater options), taking into account the appropriate terms and conditions of each such underwater option and decided to cancel such underwater options upon completion of the merger. Aetna has agreed to pay the holders of underwater options that execute customary acknowledgments and waivers an amount in cash calculated by reference to the exercise price of the underwater options and equivalent to $1.00 to $4.00 for each share of Coventry common stock subject to an underwater option. For active employees of Coventry, such payment will also be conditioned upon such employee remaining employed by the surviving corporation or Aetna for one year following the closing of the merger (subject to acceleration upon certain terminations of employment).

At completion of the merger, each outstanding restricted share of Coventry common stock (which represents a share of Coventry common stock subject to vesting and forfeiture restrictions) will be converted into the right to receive the merger consideration payable to holders of shares of Coventry common stock, less applicable withholding taxes.

At completion of the merger, each Coventry performance share unit and restricted stock unit outstanding under any Coventry employee benefit plan (which are collectively referred to as Coventry stock units) that, pursuant to its terms as of the date of the merger agreement, is vested or becomes vested upon completion of the merger and each Coventry stock unit held by Allen F. Wise, which are collectively referred to as cashed-out units, will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (a) the equity award cash consideration multiplied by (b) the number of shares of Coventry common stock underlying that cashed-out unit.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that, pursuant to its terms as of the date of the merger agreement, is not vested and will not become vested upon completion of the merger (other than the Coventry stock units held by Mr. Wise), which are referred to as rollover units, will be converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit equal to the product of (x) the number of shares of Coventry common stock underlying that rollover unit immediately prior to completion of the merger multiplied by (y) the quotient of (i) the equity award cash consideration divided by (ii) the Aetna closing price. Each such cash-settled

Aetna restricted stock unit will be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding rollover unit immediately prior to completion of the merger.

The merger is subject to adoption of the merger agreement by Coventry stockholders, early termination or expiration of the waiting period under the HSR Act, the required governmental authorizations having been obtained and being in full force and effect and other usual and customary conditions to completion. As of the date of this Current Report on Form 8-K, the merger is expected to be completed in mid-2013.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Aetna and Coventry. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Aetna may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Aetna’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Aetna. Financial statements and reported results of operations of Aetna issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Coventry.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Acquisition-related transaction costs expected to be incurred by Aetna include estimated fees related to a bridge financing commitment and agreement and estimated interest costs associated with the issuance of long-term transaction-related debt that Aetna agreed to issue on November 2, 2012. Total acquisition-related transaction costs expected to be incurred by Aetna and Coventry are estimated to be approximately $120 million and $37 million, respectively, of which $13.8 million and $6.5 million, respectively, has been incurred in the nine months ended September 30, 2012.

Acquisition-related transaction costs incurred in the nine months ended September 30, 2012 are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of income for that same period as a reduction to selling, general and administrative expenses because those costs are not expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet as of September 30, 2012 is required to include adjustments which give effect to events that are directly attributable to the transaction regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring.

Therefore, acquisition-related transaction costs expected to be incurred by Aetna and Coventry subsequent to September 30, 2012 of $106.2 million and $30.6 million, respectively, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of September 30, 2012 as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Aetna projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings, which are projected to be approximately $250 million to $300 million over a period of three years following completion of the merger. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the merger.

3.	Accounting Policies

At completion of the merger, Aetna will review Coventry’s accounting policies. As a result of that review, Aetna may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Aetna is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Coventry:

	Conversion	Estimated	Form of
(Millions, except per common share data)	Calculation	Fair Value	Consideration
Consideration Transferred:
Number of shares of Coventry common stock outstanding at October 31, 2012:	133.3
Multiplied by Aetna's share price at October 31, 2012, multiplied by the			Aetna
exchange ratio ($43.69*0.3885)	$16.97	$2,262.0	Common Shares
Multiplied by the per common share cash consideration	$27.30	$3,639.0	Cash
Number of shares underlying in-the-money Coventry stock options vested and unvested
outstanding as of October 31, 2012, expected to be canceled and exchanged for cash	4.4
Multiplied by the excess, if any, of (1) the sum of (x) the per common share cash consideration plus (y) Aetna's share price at
October 31, 2012, multiplied by the exchange ratio
($43.69*0.3885) over (2) the weighted-average exercise price of such
in-the-money stock options	$15.74	$69.5	Cash
Number of Coventry performance share units and restricted stock
units outstanding at October 31, 2012, expected to be canceled and paid in cash (a)	1.2
Multiplied by the Equity Award Cash Consideration	$44.27	$54.6	Cash
Number of Coventry restricted shares outstanding at October 31, 2012:	1.2
Multiplied by Aetna's share price at October 31, 2012, multiplied by			Aetna
the exchange ratio ($43.69*0.3885)	$16.97	$20.5	Common Shares
Multiplied by the per common share cash consideration	$27.30	$33.0	Cash
Estimate of Total Consideration Expected to be Transferred (b)		$6,078.6

Certain amounts may reflect rounding adjustments

(a) Pursuant to the terms of the Employment Agreement between Coventry and Allen F. Wise, dated April 30, 2009, as amended on June 16, 2010 and January 31, 2012, on January 1, 2013. Mr. Wise is entitled to receive Coventry stock units with a grant date fair value of $7,600,000, which is referred to as the Wise 2013 Grant. The Wise 2013 Grant is not reflected in the table above.

(b)
The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the common share component of the purchase consideration and a per share equity component different from the $16.97 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Aetna's common shares on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $236 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Aetna in the merger, reconciled to the estimate of total consideration expected to be transferred:

At September 30,
(Millions)	2012
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$4,626.3
Less historical:
Goodwill	(2,590.5)
Intangible assets	(335.1)
Capitalized internal-use software	(92.6)
Deferred tax assets on outstanding equity awards	(54.6)
Unamortized debt issuance costs	(10.9)
Deferred tax liabilities on historical internal-use software	28.7
Deferred tax liabilities on historical intangible assets	179.8
Adjusted book value of net assets acquired	$1,751.1
Adjustments to:
Goodwill (a)	$3,625.5
Identified intangible assets (b)	1,300.0
Deferred tax liabilities (c)	(378.0)
Fair value adjustment to debt (d)	(220.0)
Property and equipment (e)	—
Total adjustments	4,327.5
Consideration transferred	$6,078.6

(a)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)
As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Aetna's ability to obtain specific information about the Coventry intangible assets prior to completion of the merger.

At this time, Aetna does not have sufficient information as to the amount, timing and risk of cash flows of all of Coventry's identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Coventry’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Coventry's identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated	Estimated
	Fair Value (Millions)	Useful Life (Years)
Customer lists	$625.0	8
Provider networks	525.0	17
Trademarks/tradenames	120.0	10
Technology	30.0	5
Total	$1,300.0

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Aetna has full access to information about Coventry's intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Aetna only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Coventry intangible assets and/or to the estimated weighted-average useful lives from what Aetna has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Aetna's estimate of associated amortization expense.

(c)
As of completion of the merger, Aetna will establish deferred taxes and make other tax adjustments as part of the accounting for the acquisition, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(Millions)
Estimated fair value of identifiable intangible assets to be acquired	$1,300.0
Estimated fair value adjustment of debt to be assumed	(220.0)
Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$1,080.0

Deferred taxes associated with the estimated fair value adjustments
of assets to be acquired and liabilities to be assumed, at 35% (*)	$378.0

(*) Aetna assumed a 35% tax rate when estimating the deferred tax aspects of the acquisition.

(d)
As of completion of the merger, debt is required to be measured at fair value. Aetna has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.

(e) As of completion of the merger, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Aetna does not have sufficient information at this time as to the specific nature, age, condition or location of Coventry's property and equipment, and Aetna does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Aetna has assumed that the current Coventry book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the merger is completed.

6.	Disposition

Aetna and Coventry each have a Missouri Medicaid business. The unaudited pro forma condensed combined financial information assumes Aetna will dispose of its Missouri Medicaid business at the time of the merger and continue to operate Coventry's Missouri Medicaid business. Specifically, the unaudited pro forma condensed combined statements of income reflect the elimination of the revenues associated with Aetna's Missouri Medicaid business as well as elimination of the costs specifically identifiable with that revenue. The unaudited pro forma condensed combined balance sheet reflects the disposal of Aetna's Missouri Medicaid business assuming that the book value of that business approximates fair value, and also assumes cash consideration received equal to book value. The actual fair value of Aetna's Missouri Medicaid business, and the actual cash consideration received, may be greater than, or less than, book value.

7.	Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
Elimination of intercompany transactions between Aetna and Coventry primarily related to network rental fees, consisting of aggregate revenue and expenses of $21.7 million for the year ended 2011 and $12.5 million for the nine months ended September 30, 2012.

(b)
For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated foregone interest income associated with cash and cash equivalents and long-term investments assumed to have been used to partially fund the merger. For purposes of such financial statements, the estimated forgone interest income for the combined entity in 2011 and for the nine months ended September 30, 2012, is approximately $11.0 million and $8.1 million, respectively. Aetna's estimate is based on a weighted-average annual interest rate on cash, cash equivalents and long-term investments in 2011 of 0.83% and for the nine months ended September 30, 2012, of 0.82%.

(c) For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated foregone interest income associated with adjusting the amortized cost of Coventry's investment portfolio to fair value as of completion of the merger. Foregone interest income due to fair value adjustments to the investment portfolio under the acquisition method of accounting is projected to be approximately $31.2 million and $19.3 million in 2011 and for the nine months ended September 30, 2012, respectively.

(d)	To adjust amortization expense, as follows:

	Year Ended	Nine Months Ended
(Millions)	December 31, 2011	September 30, 2012
Eliminate Coventry’s historical intangible asset amortization expense	$(64.4)	$(57.6)
Estimated intangible asset amortization*	108.3	81.2
Estimated adjustment to intangible asset amortization expense	$43.9	$23.6

(*) Assumes an estimated $1.3 billion of finite-lived intangibles and a weighted average amortization period of 12 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(e)
On November 2, 2012 Aetna agreed to issue an aggregate of $2.0 billion of long-term fixed-rate debt securities to partially fund the cash portion of the total consideration expected to be transferred to fund the merger. The $2.0 billion of long-term transaction-related debt consists of three tranches: $500 million of 1.50% senior notes due in 2017, $1.0 billion of 2.75% senior notes due in 2022, and $500 million of 4.125% senior notes due in 2042. Aetna estimates additional general and administrative expense of approximately $1.2 million in 2011 and $0.9 million for the nine months ended September 30, 2012, related to the amortization of debt issuance costs associated with this long-term debt.

(f)
Selling, general and administrative expenses are reduced by $20.3 million to eliminate acquisition-related transaction costs incurred by Aetna and Coventry in the nine months ended September 30, 2012, that are not expected to have a continuing impact on the combined results.

(g)
Aetna estimates interest expense of $18.5 million in 2011 and $14.2 million in the nine months ended September 30, 2012, associated with debt Aetna agreed to issue to finance the merger and the amortization of the estimated fair value adjustment to Coventry's debt:

•
Additional interest expense of approximately $58.6 million in 2011 and $44.0 million in the nine months ended September 30, 2012, based on the $2.0 billion of long-term fixed-rate debt securities Aetna agreed to issue on November 2, 2012 to partially fund the merger.

•
Additional interest expense of approximately $2.3 million in 2011 and $1.9 million in the nine months ended September 30, 2012, based on approximately $500 million of commercial paper Aetna expects to issue to partially fund the merger. The interest expense on the commercial paper was estimated using an annual interest rate of 0.62%. The pro forma income statements for the year ended December 31, 2011 and the nine months ended September 30, 2012, each assume Aetna retires the incremental $500 million of commercial paper borrowings over a one-year period. Commercial paper issued to partially fund the merger is assumed to be $500 million at each of January 1, 2011 and January 1, 2012, and to be reduced to $250 million on each of June 30, 2011 and June 30, 2012, and, for purposes of the pro forma income statement for the year ended December 31, 2011, further reduced to zero on December 31, 2011. If commercial paper interest rates were to increase or decrease by 0.5% from the rate that was assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $1.9 million in 2011 and $1.6 million for the nine months ended September 30, 2012.

•
In connection with the merger, Aetna has amended its unsecured $1.5 billion five-year revolving credit agreement to increase the available commitments to $2.0 billion. Aetna does not expect to draw on that facility; however Aetna assumes that it would have incurred an estimated $0.5 million and $0.4 million of facility fees on the incremental commitment in 2011 and for the nine months ended September 30, 2012, respectively, which is reflected in the respective pro forma adjustments to interest expense for these periods.

•
Additional interest expense associated with incremental debt issued to finance the merger is offset by estimated reductions to interest expense of $42.9 million in 2011 and $32.1 million in the nine months ended September 30, 2012. These reductions are from the amortization of the estimated fair value adjustment to Coventry's debt over the remaining weighted-average life of its outstanding debt of 5.1 years. Debt is required to be measured at fair value under the acquisition method of accounting.

(h)
Aetna assumed a blended 35% tax rate when estimating the tax impact of the acquisition, representing the federal statutory tax rate and exclusion of any state tax impacts which are unknown at this time but expected to be immaterial. Certain transaction-related costs incurred during the nine months ended September 30, 2012, were not deductible for tax purposes. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(i)
The combined basic and diluted earnings per share for the periods presented are based on the combined weighted-average basic and diluted shares of Aetna and Coventry. The historical weighted-average basic and diluted shares of Coventry were assumed to be replaced by the shares expected to be issued by Aetna to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended	Nine Months Ended
(Millions)	December 31, 2011	September 30, 2012
Aetna weighted average shares used to compute basic EPS	372.5	342.2
Coventry shares outstanding at October 31, 2012,
converted at the exchange ratio (133.3*0.3885)	51.8	51.8
Combined weighted average basic shares outstanding	424.3	394.0
Number of Coventry restricted shares outstanding
at October 31, 2012, converted at the exchange ratio (1.2*0.3885)	.5	.5
Pro forma weighted average basic shares outstanding	424.8	394.5

Dilutive effect of Aetna's outstanding stock-based compensation awards (1)	7.7	5.0
Pro forma weighted average shares used to compute diluted EPS	432.5	399.5

Certain amounts may reflect rounding adjustments.

(1)
Does not include Coventry's outstanding performance share units, restricted stock units or vested or unvested stock options that will be paid in cash and canceled upon completion of the merger as described in Note 4. Estimate of Consideration Expected to be Transferred.

8.	Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
To reflect the use of an estimated $948 million of available cash and an estimated $375 million of cash raised by liquidating long-term investments, in aggregate $1.3 billion of cash in order to fund a portion of the total consideration expected to be transferred to fund the merger. The remainder of the estimated cash consideration expected to be transferred to fund the merger is expected to be financed with $2.0 billion of long-term debt securities that we agreed to issue on November 2, 2012 and approximately $500 million of commercial paper that we expect to issue before the merger is completed (See Note 4. Estimate of Consideration Expected to be Transferred). Debt issuance costs of approximately $16.4 million are reflected in other long-term assets.

(b) To eliminate intercompany accounts receivable and accrued expenses primarily related to network rental fees of $1.4 million.

(c)	To adjust current tax assets to include $29.6 million related to estimated acquisition-related transaction costs.

(d)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(Millions)
Eliminate Coventry’s historical goodwill	$(2,590.5)
Estimated transaction goodwill	3,625.5
Total	$1,035.0

(e)	To adjust intangible assets to an estimate of fair value, as follows:

(Millions)
Eliminate Coventry’s historical intangible assets	$(335.1)
Estimated fair value of intangible assets acquired	1,300.0
Total	$964.9

(f)
To eliminate Coventry's historical capitalized internal use software of $92.6 million and to write off Coventry’s unamortized debt issuance costs of $10.9 million as there are no future economic benefits associated with these assets.

(g)
Aetna expects to issue approximately $2.5 billion of debt to partially fund the merger, comprised of $2.0 billion of long-term debt securities that Aetna agreed to issue on November 2, 2012 and approximately $500 million of commercial paper expected to be issued before the merger is completed.

(h)
To record estimated acquisition-related transaction costs of $136.8 million expected to be incurred subsequent to September 30, 2012. Total acquisition-related transaction costs estimated to be incurred by Aetna and Coventry are approximately $120 million and $37 million, respectively, of which $13.8 million and $6.5 million, respectively, has been incurred in the nine months ended September 30, 2012. Acquisition-related transaction costs of approximately $106 million and $31 million are estimated to be incurred by Aetna and Coventry, respectively, subsequent to September 30, 2012.

(i)
To record long-term debt to be issued by Aetna to partially fund the cash consideration expected to be transferred to fund the merger and to adjust Coventry's debt to an estimate of fair value, as follows:

(Millions)
Establish incremental long-term debt to effect the merger	$1,973.0
Estimated fair value increase to debt assumed	220.0
Total	$2,193.0

(j) To adjust tax liabilities as follows:

(Millions)
Eliminate Coventry's deferred tax liability on intangible assets	$(179.8)
Eliminate Coventry's deferred tax liability on internal-use software	(28.7)
Eliminate Coventry's deferred tax asset on outstanding equity/unit awards	54.6
Estimated transaction deferred tax liability on identifiable intangible assets	455.0
Estimated transaction deferred tax asset for fair value increase to assumed debt	(77.0)
Estimated transaction current tax liability for debt issuance costs	5.7
Total	$229.8

(k)	To eliminate Coventry's historical common stock and additional paid-in capital and record the stock portion of the merger consideration as follows:

(Millions)
Eliminate Coventry's historical common stock and additional paid-in-capital	$(48.5)
Issuance of Aetna common shares	2,282.5
Total	$2,234.0

(l)
To eliminate Coventry's historical retained earnings, to estimate the after-tax portion of the remaining acquisition-related transaction costs and to record the after-tax portion of debt issuance costs as follows:

(Millions)
Eliminate Coventry's historical retained earnings	$(4,499.1)
Transaction costs incurred	(107.2)
Debt issuance costs incurred	10.7
Total	$(4,595.6)

(m)	To eliminate Coventry's historical accumulated other comprehensive income.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On April 27, 2012, July 27, 2012, and October 26, 2012, Aetna paid dividends of $0.175 per Aetna common share. On April 9, 2012, July 9, 2012, and October 8, 2012, Coventry paid dividends of $0.125 per share of Coventry common stock. Coventry is not permitted to declare, set aside or pay a dividend or other distribution other than its regular quarterly cash dividend in the ordinary course of business consistent with past practice, in an amount not in excess of $0.125 per share of Coventry common stock prior to completion of the merger, and any future payment of Coventry's quarterly dividend is subject to future approval and declaration by the Coventry board of directors. Prior to completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice. The dividend policy of Aetna following completion of the merger will be determined by the Aetna board of directors following completion of the merger.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Aetna management projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.